                                                                    EXHIBIT 15.2

                         [Maples and Calder Letterhead]

                                 June 30, 2006

Linktone Ltd.
5th Floor, Eastern Tower
689 Beijing Dong Road
Shanghai 200001
People's Republic of China

Dear Sir

Re: Linktone Ltd.

We have acted as legal advisors as to the laws of the Cayman Islands to Linktone Ltd., an exempted limited liability company incorporated in the Cayman Islands (the "COMPANY"), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2005.

We hereby consent to the reference of our name under the heading "Enforcement of Civil Liabilities" in the Form 20-F.

Yours faithfully

Maples and Calder

/s/ Maples and Calder
--------------------------------